                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             MEDI-JECT CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[X]  No fee required

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[_]  Check box if any part of the fee is offset as provided by Exchange
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

                             MEDI-JECT CORPORATION
                          161 Cheshire Lane, Suite 100
                           Plymouth, Minnesota 55441
                                  612-553-1102

                                                                   April 4, 1997



Dear Shareholder:


You are cordially invited to attend the Annual Meeting of Shareholders to be held at 11:00 a.m. on May 15, 1997 at the Company's new facility, 161 Cheshire Lane, Suite 100, Plymouth, Minnesota.

The Notice of Annual Meeting and the Proxy Statement which follow describe the matters on which action will be taken. During the meeting we will also review the activities of the past year and items of general interest about the Company.

In addition to electing two members of the Board of Directors and approving the independent auditors, you are being asked to vote on one other proposal. This proposal relates to your Board of Directors recommendation to amend the 1996 Incentive and Stock Option Plan (the "1996 Plan") to increase the number of shares authorized to be issued thereunder from 500,000 to 1,200,000. The Medi-Ject Corporation 1996 Plan is a stock-based incentive plan intended to motivate employees, consultants and directors and to promote the long-term value of the Company.

The Board of Directors unanimously recommends that you vote for all three proposals.

Only shareholders of record at the close of business on March 26, 1997 are entitled to notice of and to vote at the annual meeting and any adjournment thereof.

We hope you will join us on May 15th for our Annual Meeting, but we know that every shareholder may not be able to do so. Whether or not you plan to attend, please return your signed proxy as soon as possible.

                                 Sincerely,


                                 /s/ Franklin Pass
                                 Franklin Pass, M.D.,
                                 Chairman, President and Chief Executive Officer

                             MEDI-JECT CORPORATION
                         161 Cheshire Lane, Suite 100
                           Plymouth, Minnesota 55441
                    _______________________________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 15, 1997


NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Medi-Ject Corporation, a Minnesota corporation, will be held on Thursday, May 15, 1997 at 11:00 a.m. at the offices of the Company located at 161 Cheshire Lane, Plymouth, Minnesota 55441, for the following purposes:

     1.   To elect two (2) directors.

     2. To ratify the selection of KPMG Peat Marwick LLP as independent auditors for the Company.

     3.   To approve the proposal to amend the 1996 Incentive and Stock Option
          Plan.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

All shareholders of record on the transfer books of the Company as of the close of business on Wednesday, March 26, 1997 will be entitled to vote at the meeting.

Your attention is directed to the enclosed Proxy. Whether or not you intend to be present at the meeting, please complete, sign and return the Proxy in the enclosed envelope.


                                    By order of the Board of Directors,


                                    /s/ Mark S. Derus
                                    Mark S. Derus
                                    Secretary



Dated: April 4, 1997

                              PROXY STATEMENT OF
                             MEDI-JECT CORPORATION
            161 Cheshire Lane, Suite 100, Plymouth, Minnesota 55441
                      ___________________________________

                   Annual Meeting of Shareholders to be held
                                 May 15, 1997


This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Medi-Ject Corporation (the "Company") to be used at the Annual Meeting of Shareholders of the Company to be held on May 15, 1997. The approximate date on which this Proxy Statement and accompanying proxy were first sent or given to shareholders was April 4, 1997. Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to use by giving notice of such revocation to the Company in writing or in open meeting. Unless so revoked, the shares represented by such proxy will be voted at the meeting and at any adjournment or adjournments thereof in the manner specified. If no direction is made, the proxy will be voted for the election of the nominees for directors named in this Proxy Statement, for the amendment to the 1996 Incentive and Stock Option Plan (the "1996 Plan") and for the ratification of KPMG Peat Marwick LLP as the Company's independent auditors. Presence at the meeting of a shareholder who has signed a proxy does not alone revoke the proxy. Only shareholders of record at the close of business on March 26, 1997 will be entitled to vote at the meeting or any adjournment or adjournments thereof.

Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy,
and entitled to vote on that item of business.   However, if the shares present
and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Annual Meeting of Shareholders will be tabulated by the election inspectors appointed for the meeting and such inspectors will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to shareholders for a vote but as unvoted for purposes of determining the approval of the matter from which the shareholder abstains. Consequently, an abstention will have the same effect as a negative vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

The Company has outstanding only one class of voting securities, common stock, $.01 par value ("Common Stock"). As of the close of business on the record date, March 26, 1997, 6,959,627 shares of Common Stock were outstanding. Each share of Common Stock is entitled to one vote. Cumulative voting for the election of directors is not permitted.

                             ELECTION OF DIRECTORS
                          (Item 1 on the Proxy Card)


The Company's Second Amended and Restated Articles of Incorporation provide that the Board of Directors be divided into three classes of directors of as nearly equal size as possible. The members of each class are elected to serve a three-
year term, and the terms are staggered.   The terms of Louis Cosentino and
Kenneth Evenstad expire at the 1997 Annual Meeting of Shareholders; the terms of Geoffrey Guy and Fred Shapiro will expire at the 1998 Annual Meeting of Shareholders; and the terms of Franklin Pass, Peter Sjostrand and Norman Jacobs will expire at the 1999 Annual Meeting of Shareholders. Vacancies on the Board of Directors and newly created directorships can be filled by the vote of the majority of the directors then in office.

The Board of Directors has nominated and recommended that Louis Cosentino and Kenneth Evenstad be elected as Directors at the 1997 Annual Meeting of Shareholders, each to hold office until the Annual Meeting of Shareholders in the year 2000 or until his respective successor is duly elected and qualified.

Each of the nominees is currently a member of the Company's Board of Directors and has indicated a willingness to serve as a director if elected. In case any nominee is not a candidate for any reason, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion, unless an instruction to the contrary is indicated on the proxy. The Company has no reason to believe that any nominee will be unable to serve as a director if elected.

The accompanying proxy will be voted in favor of the election of the nominees of directors, unless the shareholder giving the proxy indicates to the contrary on the proxy. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock entitled to vote on the election of directors and present, in person or by proxy, at the Meeting is required for election to the Board of Directors of each of the two nominees named below.

The affirmative vote of a majority of the outstanding shares of the Company's Common Stock, represented in person or by proxy at the Annual Meeting, is necessary for approval of the amendment to elect two (2) directors. The Board of Directors recommends a vote FOR the election of the director nominees.

Certain information concerning the nominees and other directors follows:

         Nominees for Election at the 1997 Meeting as Class I Directors

                     Age
                     ---
Louis C. Cosentino,  53  Dr. Cosentino joined the Board of Directors in January
Ph.D. 1995 and is a member of the Audit Committee of the Board of Directors. Dr. Cosentino co-founded Minntech Corporation ("Minntech") in 1975, is currently a director and served as its President and Chief Executive Officer until resigning in January 1997. Minntech designs and manufactures medical equipment. Dr. Cosentino holds a Ph.D. in biomedical engineering and has authored or co-authored nine scientific publications.

Kenneth Evenstad     53  Mr. Evenstad joined the Board of Directors in May 1993 and is a member of the Audit Committee of the Board of Directors. Since 1969, Mr. Evenstad has been the
                         Chairman and Chief Executive Officer of Upsher-Smith
                         Laboratories, Inc., a private pharmaceutical company specializing in branded generic cardiovascular drugs.
                         Mr. Evenstad is a trained pharmacist. Mr. Evenstad is also a director of Nutrition Medical, Inc.

    Class II Directors Whose Terms Continue Until the 1998 Annual Meeting of
                                  Shareholders

Geoffrey Guy, M.D.  42  Dr. Guy joined the Board of Directors in November 1993 and is a member of the Compensation Committee of the Board of Directors. In 1985, Dr. Guy co-founded Ethical Holdings plc ("Ethical"), a company that develops new transdermal and oral drug delivery systems, and has served as its Chief Executive Officer since that time. Dr. Guy has been Ethical's Chairman of the Board since 1992. Dr. Guy is also the Chairman of Phytopharm plc. Dr. Guy holds a Diploma of Pharmaceutical Medicine from the British Royal College of Physicians.

Fred L. Shapiro,    62  Dr. Shapiro joined the Board of Directors in September
M.D.                    1992 and is Chairman of the Compensation Committee of
                        the Board of Directors. Dr. Shapiro is currently a consultant to Hennepin Faculty Associates, an organization of the medical staff of the Hennepin County
                        Medical Center in Minneapolis, Minnesota, of which he was President from 1983 until his retirement in 1995.
                        Dr. Shapiro is a nephrologist who has authored or co-authored more than 100 published medical and scientific articles. Dr. Shapiro is also a director and co-founder of Minntech, a company that designs and manufactures medical equipment.

   Class III Directors Whose Terms Continue Until the 1999 Annual Meeting of
                                  Shareholders

Franklin Pass, M.D. 60  Dr. Pass joined the Company as a director and consultant in January 1992 and has served as the Company's President, Chief Executive Officer and Chairman of the Board of Directors since February 1993. From 1990 to 1992, Dr. Pass served as President of International Agricultural Investments, Ltd., an agricultural technology consulting and investment company. Dr. Pass, a physician and scientist, was Director of the Division of Dermatology at Albert Einstein College of Medicine from 1967 to 1973, the Secretary and Treasurer of the American Academy of Dermatology from 1978 to 1981 and the co-founder and Chief Executive Officer of Molecular Genetics, Inc., now named MGI Pharma, Inc., from 1979 to 1986. He is the author of more than 40 published medical and scientific articles. Dr. Pass also serves on the board of directors of Ringer Corporation, a producer of lawn and garden care products.

Norman A. Jacobs    59  Mr. Jacobs joined the Board of Directors in January
                        1996. Since 1990, Mr.Jacobs has been the President of
                        Becton Dickinson Transdermal Systems, a division of
                        Becton Dickinson and Company ("Becton Dickinson"), and in 1996 he also became President of Becton Dickinson's
                        Advanced Injection Systems, a recently formed division of Becton Dickinson. Mr. Jacobs also serves on the board of directors of Seragen, Inc., a biopharmaceutical company.

Peter Sjostrand     50  Dr. Sjostrand joined the Board of Directors in December
                        1995. He is Chairman of the Audit Committee of the Board of Directors and also serves as a member of the Compensation Committee. Dr. Sjostrand is a board member of Pharma Vision, a Swiss investment company. From 1975 to 1993, he served in various capacities with the Astra
                        Group, a Swedish pharmaceutical firm, most recently as deputy board member, Executive Vice President and Chief
                        Financial Officer. Dr. Sjostrand holds a Swedish medical degree. Dr. Sjostrand also is Chair of Trygg Hansa, a major insurance company in Sweden.

None of the above directors are related to one another or to any executive officer of the Company.

Mr. Jacobs was elected to the Board of Directors as the designee of Becton Dickinson under an agreement between Becton Dickinson and the Company. The relevant terms of the agreement with Becton Dickinson provide that, so long as Becton Dickinson controls, directly or indirectly, not less than 5% of the capital stock of the Company, the Company shall use its best efforts to nominate and elect to the Board of Directors a person designated by Becton Dickinson and that the Board of Directors shall consist of at least a majority of members who are not employed by the Company. In the event that a person designated by Becton Dickinson shall not be a member of the Board of Directors, Becton Dickinson shall be entitled to notice of and to attend all meetings of the Board of Directors and its committees and shall receive all information distributed to the directors at the same time as the directors and shall receive the same notice of meetings as the directors.

Information Concerning the Board of Directors

The Board of Directors met nine times and acted by written action two times during 1996. The Board of Directors has an Audit and a Compensation Committee.

The Audit Committee, consisting of Dr. Sjostrand, Dr. Cosentino and Mr. Evenstad met once in 1996. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors, as well as the Company's accounting principles and its systems of internal controls, and reports the results of its review to the full Board of Directors and to management.

The Compensation Committee, consisting of Drs. Shapiro, Guy and Sjostrand, met three times during 1996. The Compensation Committee makes recommendations concerning executive salaries and incentive compensation for employees and administers the Company's 1993 Stock Option Plan (the "1993 Plan"). The Board of Directors as a whole administers the Company's 1996 Plan pertaining to stock options and the administration of the Company's stock option plans.

During 1996, each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the Committees on which he serves with the exception of Kenneth Evenstad who attended 70% of the Board of Directors and Audit Committee meetings held during the year.

Compensation of Directors

The Company has not in the past paid directors' fees. All directors may be reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees. In the past, the Board of Directors has made annual discretionary grants of options to purchase shares of Common Stock under the Company's 1993 Plan and 1996 Plan to certain members of the Board of Directors. The size of these grants has varied from year to year.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Overview

The Compensation Committee is responsible for establishing compensation policies for all executive officers of the Company, including the four most highly compensated executive officers named in the accompanying tables (the "Named Executives Officers"). The members of the Compensation Committee are Drs. Sjostrand, Shapiro and Guy. The Compensation Committee establishes the total compensation for the executives officers in light of these policies. The Compensation Committee is composed entirely of outside Directors.

The objectives of the Company's executive compensation program are:

     1. to attract and retain superior talent and reward individual performance;

     2. to support the achievement of the Company's financial and strategic goals; and

     3. through stock based compensation, align the executive officers' interests with those of the shareholders of the Company.

The following report addresses the Company's executive compensation policies and discusses factors considered by the Compensation Committee in determining the compensation of the Company's President and Chief Executive Officer and other executive officers for the year ended December 31, 1996.

Compensation Policies for Executive Officers

The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long term performance goals, reward above average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. To that end, the Compensation Committee has established certain parameters of corporate performance that must be met before the discretionary features of its executive compensation plans apply. These discretionary features include stock option grants and performance bonuses based upon an executive officer's base salary. Absent the discretionary features, the Company's executive officers are paid base salaries that are subject to annual cost-of-living increases, along with periodic adjustments to make such salaries competitive with other similar sized companies in the drug delivery industry. The Company's executive officers are also given the opportunity to participate in certain other broad-based employee benefit plans. As a result of the Company's increased emphasis on tying executive compensation to corporate performance, in any particular year the Company's executives may be paid more or less than the executives of other companies in the drug delivery industry. The Company's use of stock option grants as a key component of its executive compensation plans reflects the Compensation Committee's position that stock ownership by management and stock based compensation arrangements are beneficial in aligning management's and shareholders' interests to enhance shareholder value.

Bonuses

Cash bonuses are awarded annually and are used to reward executive officers for achievement of financial and technical milestones, as well as for individual performance. Bonuses awarded to executive officers during 1996 were based on a Compensation Committee-approved total dollar amount, which was apportioned among the executive officers. The size of the awards actually granted to each executive was determined by corporate performance and the Compensation Committee's evaluation of performance by individual executives. The awards granted to the Named Executive Officers during the year totaled $125,145.

Stock Options

Stock options awarded under the Company's 1993 Plan and 1996 Plan are intended as incentive compensation and have historically been granted annually to officers and other key employees based on the Company's financial performance and achievement of technical and regulatory milestones. Stock option grants totaling 22,202 and 34,273 were granted to 27 employees and 4 executive officers respectively, in March 1996 as a reward for 1995 performance. An additional 43,500 and 262,500 stock options were granted to 28 employees and 5 executive officers respectively, in October and December 1996 as a reward for 1996 achievements.

Chief Executive Officer's Compensation

Compensation for Dr. Franklin Pass during 1996, as reflected in the Summary Compensation Table on page 11 herein, consisted of base compensation, two separate cash bonuses and the grant of two separate stock options. Dr. Pass's base compensation for 1996 was increased 10% from his base salary in 1995 to reflect a cost-of-living increase and to recognize favorable corporate and individual performance. In February 1996, Dr. Pass received a cash bonus equal to approximately 10% of his 1995 salary in recognition of performance during 1995. In December 1996, Dr. Pass received a bonus totaling approximately 21% of his 1996 salary in recognition of achievements during 1996. Stock options also were granted to him in both March and December. The March grant totaled 11,425 shares and the December grant totaled 120,000 shares. These cash and stock option awards reflected the Committee's judgment as to Dr. Pass's individual performance and the overall performance of the Company in completing its financing and strategic licensing arrangement with Becton Dickinson and Company in January 1996, the completion of a licensing agreement with TEVA Pharmaceuticals in July 1996, the achievement of regulatory and technical milestones and the completion of the Company's initial public offering in October 1996.

At this time the Committee has no formal written plan for CEO compensation separate and apart from the Company's general compensation philosophy. Until a plan specific to the CEO is developed, CEO compensation will be based on corporate and individual performance, consistent with guidelines applicable to all key employees.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS:

Fred Shapiro                Geoffrey Guy                Peter Sjostrand


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements with Executive Officers

The Company has written employment agreements with Franklin Pass, M.D., Mark Derus, Todd Leonard and Peter Sadowski. No other executive officer has a written employment agreement with the Company.

Employment Agreement with Dr. Pass. Dr. Pass entered into an employment agreement with the company as of January 1, 1995 (the "1995 Agreement"). Dr. Pass has executed a new employment agreement with the Company, effective as of January 1, 1997 (the "1997 Agreement"), which replaced the 1995 Agreement.

The 1995 Agreement provided for a base salary of $175,000 for 1995 and, as to subsequent years, for a base salary to be mutually agreed upon between the Company and Dr. Pass prior to the beginning of each year. For 1996, the parties agreed that Dr. Pass's base salary would be $192,500. The 1995 Agreement also contained provisions regarding participation in benefits plans, repayment of expenses, participation in projects and ventures involving the Company and third parties (which is permitted), protection of confidential information and ownership of intellectual property. In addition, the 1995 Agreement contained covenants that Dr. Pass would not compete with the Company during the term of his employment and that he would not solicit or interfere with the Company's customers, suppliers or employees during the term of his employment and for a period of two years thereafter. The 1995 Agreement had an initial term through December 31, 1995. Thereafter, the term of the Agreement automatically extended for successive one-year periods unless either party objects by written notice at least 90 days prior to the end of the current term.

Effective January 1, 1997, the Company and Dr. Pass mutually agreed to terminate the 1995 Agreement and to replace it with the 1997 Agreement. The 1997 Agreement provides for a base salary of $210,000 for 1997 and, as to subsequent years, for a base salary to be mutually agreed upon prior to the beginning of each year but, in no event, shall his salary for subsequent years be less than his 1997 salary as adjusted for inflation. Pursuant to the terms of the 1997 Agreement, the Company granted to Dr. Pass an option to purchase 400,000 shares of Common Stock at an exercise price equal to $5.38 per share. The option vests in equal monthly installments over a period of four years. The option shall become 100% vested upon Dr. Pass's death or Disability or upon a Change in Control (as such terms are defined in the 1997 Agreement). The 1997 Agreement also contains provisions regarding participation in benefits plans, repayment of expenses, participation as a director or consultant to other companies (which is permitted provided that such participation does not materially detract from his obligations to the Company or violate the terms of the 1997 Agreement), protection of confidential information, noncompetition and ownership of intellectual property. In addition, the 1997 Agreement contains covenants that Dr. Pass will devote substantially all of his time to the Company during the term of his employment. The 1997 Agreement has an initial term through December 31, 2000, which term automatically shall be extended for successive one-year periods unless either party objects by written notice at least 90 days prior to the end of the current term. The 1997 Agreement may be terminated prior to the end of the initial term or any extension thereof upon, among other things, (i)at least 90 days' prior written notice of the Company's intent to terminate the 1997 Agreement or (ii)a material breach by the Company of the 1997 Agreement.
In the event that Dr. Pass's employment is terminated based upon events described in (i) or (ii) above, the Company shall pay Dr. Pass severance pay equal to the lesser of (a) his then-current salary for a period of two years or
(b) the salary he would otherwise receive for the remainder of the initial four-year term of the 1997 Agreement.

Employment Agreements with Mark Derus, Todd Leonard and Peter Sadowski. Messrs. Derus, Leonard and Sadowski entered into employment agreements with the company as of January 1, 1997 (each, an "Employment Agreement"). The Employment Agreements provide for 1997 base salaries of $120,000, $110,000 and $112,000 for Messrs. Derus, Leonard and Sadowski, respectively, and, as to subsequent years, for a base salary to be mutually agreed upon prior to the beginning of each year but, in no event, shall the salary for subsequent years be less than the 1997 salary as adjusted for inflation. The Employment Agreements also contain provisions regarding participation in benefits plans, repayment of expenses, participation as a director or consultant to other companies (which is permitted provided that such participation does not materially detract from their respective obligations to the Company or otherwise violate the terms of their Employment Agreements), protection of confidential information and ownership of intellectual property. In addition, the Employment Agreements contain covenants not to compete and covenants with respect to non-solicitation and non-interference with the Company's customers, suppliers or employees. The Employment Agreements each have one-year terms which automatically shall be extended for successive one-year periods unless either party objects by written notice at least 90 days prior to the end of the current term. The Employment Agreements may be terminated upon 90 days' notice by the Company.

Transactions with Affiliates

Cherry Tree Ventures II. On April 16 and June 4, 1993, Cherry Tree Ventures II, a former affiliate of the Company, loaned the Company an aggregate of $40,000 pursuant to the terms of certain loan agreements. In partial consideration for these loans, Cherry Tree Ventures II received warrants to purchase an aggregate of 30,466 shares of Common Stock at $1.31 per share, which warrants expire on April 16, 1998 and June 3, 1998. The principal amount of these loans was converted into 30,465 shares of Series A Convertible Preferred Stock in November 1993 which was in turn converted into 30,465 shares of Common Stock in January 1996. The Company paid Cherry Tree Ventures, II an aggregate of $2,017 interest in cash on these loans.

Fred L. Shapiro, M.D. On April 16 and June 4, 1993, Fred L. Shapiro, M.D., a director of the Company, loaned the Company an aggregate of $20,000 pursuant to the terms of certain loan agreements. In partial consideration for these loans, Dr. Shapiro received warrants to purchase an aggregate of 15,234 shares of Common Stock at $1.31 per share, which warrants expire on April 16, 1998 and June 3, 1998. The Company repaid the principal amount of these loans, together with an aggregate of $747 in interest, on October 9, 1993. On August 29, 1994, Dr. Shapiro loaned the Company $100,000 pursuant to the terms of a promissory note due August 29, 1995, bearing interest at 12% per year; Dr. Shapiro also received a warrant to purchase 7,617 shares of Common Stock at $3.28 per share, which warrant expires on August 31, 1997. In August 1995, the Company and Dr. Shapiro agreed to extend the term of the loan and to amend the terms of the loan to permit Dr. Shapiro to convert the principal amount of the loan into shares of Common Stock. On February 29, 1996, Dr. Shapiro elected to convert the outstanding principal amount of this loan into 30,465 shares of Common Stock. The Company paid Dr. Shapiro an aggregate of $18,000 interest in cash on the loan.

Ethical Holdings PLC. On September 27, 1993, Ethical and the Company entered into a Preferred Stock Purchase Agreement pursuant to which Ethical purchased 380,808 shares of Series B Convertible Preferred Stock for a price of $1.31 per share. At the same time, the Company and Ethical also entered into (i) an Option Agreement (the "Ethical Option") pursuant to which Ethical obtained the right to purchase 761,615 shares of Series B Convertible Preferred Stock at a price of $1.31 per share (subject to adjustment to $2.62 per share upon the occurrence of certain events) at any time before the first to occur of March 10, 1995, or the effectiveness of a registration statement under the Securities Act registering the Common Stock and (ii) a Technology License and Co-Development Agreement (the "Ethical License Agreement"). In a letter dated December 10, 1993, Ethical and the Company amended the Ethical Option to provide that the $1.31 per share price should in all events remain valid as to 380,808 shares through September 30, 1994. On September 16, 1994, Ethical and the Company executed a Waiver and Notice of Exercise Agreement pursuant to which (i) the parties agreed to waive a 380,808 share minimum exercise amount provision in the Ethical Option, (ii) the parties agreed to a 152,323 share minimum exercise amount for the Ethical Option, (iii) the parties agreed to extend the $1.31 per share exercise price on 380,808 shares subject to the Ethical Option through October 31, 1994, and (iv) Ethical exercised the Ethical Option as to 152,323 shares of Series B Convertible Preferred Stock for $1.31 per share. On February 10, 1995, in return for a commitment by Ethical to exercise $100,000 worth of the Ethical Option under certain circumstances, the Company and Ethical amended the Ethical Option to extend its term through September 10, 1995. Ethical exercised the Ethical Option as to 76,161 shares of Series B Convertible Preferred Stock in February 1995, at a price of $1.31 per share. On March 24, 1995, pursuant to the terms of the Ethical Option, the exercise price was adjusted to $2.62 upon the Company raising in excess of $1,000,000 through the sale of additional shares of capital stock at a price of at least $2.62 per share. Pursuant to an Agreement dated September 1, 1995, between Ethical and the Company, (i) the parties agreed to waive the 380,808 share minimum exercise increment in the Ethical Option, (ii) the Company agreed to extend the Ethical Option through February 29, 1996, provided that Ethical exercise the Ethical Option as to at least 152,323 shares by September 1, 1995, (iii) Ethical exercised the Ethical Option as to 152,323 shares of Series B Convertible Preferred Stock for $1.64 per share (with the Company agreeing to such price) and (iv) the parties agreed that the Company would have the unilateral right to terminate the Ethical License Agreement at any time. In January 1996, the Company terminated the Ethical License Agreement.

On December 22, 1995, Ethical and the Company entered into a Loan Agreement (the "Ethical Loan") pursuant to which the Company borrowed $312,500 from Ethical in three installments in December 1995 and January 1996; amounts outstanding under the Ethical Loan bore interest at the rate of 10% per year. In connection with the Ethical Loan, the Company and Ethical again amended the Ethical Option to reduce the per share exercise price on 190,404 of the shares of Series B Convertible Preferred Stock subject to the Ethical Option from $2.62 to $1.64 and to extend the term of the Ethical Option through the later of February 29, 1996, or the repayment date of the Ethical Loan. On February 28, 1996, the Company issued 190,404 shares of Series B Convertible Preferred Stock to Ethical at a price of $1.64 per share in repayment of all principal amounts advanced under the Ethical Loan and paid $1,301 interest in cash. On the same date, Ethical exercised the remainder of the Ethical Option and purchased 190,404 shares of Series B Convertible Preferred Stock for $2.62 per share.

As the result of certain anti-dilution protections applicable to the Series B Convertible Preferred Stock sold to Ethical, these shares converted into 1,224,198 shares of Common Stock upon the effectiveness of the Company's initial public offering of Common Stock on October 2, 1996 (the "IPO").

Enskilda Kapitalforvaltning. On December 28, 1993, the Company and Enskilda Kapitalforvaltning ("Enskilda") entered into a Preferred Stock Purchase Agreement pursuant to which Enskilda purchased 57,121 shares of Series B

Convertible Preferred Stock at a purchase price of $1.31 per share. At the same time, the Company and Enskilda orally agreed that Enskilda should be allowed to purchase an additional 399,848 shares of Series B Convertible Preferred Stock. On February 1, 1994, the Company and Enskilda entered into a Preferred Stock Agreement pursuant to which Enskilda purchased 399,848 shares of Non-Voting Series B Convertible Preferred Stock for $1.31 per share. On December 29, 1994, Enskilda purchased 30,465 shares of Series B Convertible Preferred Stock for $3.28 per share as part of a private placement of such shares. On May 31, 1995, Enskilda purchased 22,848 shares of Series B Convertible Preferred Stock for $3.28 per share as part of a private placement of such shares.

As the result of certain anti-dilution protections applicable to the Series B Convertible Preferred Stock sold to Enskilda, these shares converted into 542,992 shares of Common Stock upon the effectiveness of the IPO.

Becton Dickinson and Company. On January 25, 1996, the Company and Becton Dickinson entered into a Preferred Stock, Option and Warrant Purchase Agreement pursuant to which Becton Dickinson purchased 761,615 shares of Series C Convertible Preferred Stock for $3.94 per share. Becton Dickinson also received, for no additional consideration, an option (the "Becton Dickinson Option") to purchase 380,808 shares of Series D Convertible Preferred Stock at $4.60 per share and purchased, for $125,000, a warrant (the "Becton Dickinson Warrant") to purchase 1,904,037 shares of Series E Convertible Preferred Stock at $5.91 per share. All shares of Series C converted 1-for-1 into, and the Becton Dickinson Option and the Becton Dickinson Warrant became exercisable for, shares of Common Stock upon the closing of the IPO.

At the same time, the Company and Becton Dickinson entered into a Development and License Agreement relating to the further development of the Company's needle-free injection systems and Becton Dickinson's development of certain disposables for use with the Company's systems. The terms of the Development and License Agreement include the grant to Becton Dickinson during the term of the agreement of an exclusive, world-wide license to (i)sell and use certain of the Company's needle-free injection systems that are not designed or calibrated for use with a specific drug made by a specific drug company and that are intended to be distributed primarily through pharmacies for non-professional use and (ii) make, have made, use, sell and import single- or multiple-use disposable needle-free syringes or other related drug-containing or drug-contacting components for use with certain of the Company's needle-free injection systems.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                            OWNERSHIP AND MANAGEMENT

The following table sets forth certain information concerning beneficial ownership of the Common Stock of the Company as of March 26, 1997 with respect to (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director of the Company, (iii) each Named Executive Officer, and (iv) all directors and executive officers as a group.

                                                                         Shares       Percentage of
                                                                      Beneficially     Outstanding
                     Name of Beneficial Owner                           Owned(1)          Shares
-----------------------------------------------------------        ----------------  ----------------

J.P. Morgan & Co. Incorporated (2)                                      753,400           10.8%
Ethical Holdings plc (3)                                              1,224,198           17.6%
Becton Dickinson and Company (4)                                      3,046,460           33.0%
Enskilda Kapitalforvaltning (5)                                         542,994            7.8%
Franklin Pass, M. D. (6)(7)                                             242,376            3.4%
Fred L. Shapiro, M. D. (6)(8)                                            73,120            1.0%
Louis C. Cosentino, Ph.D. (6)(9)                                         20,947              *
Kenneth Evenstad (6)(10)                                                 19,804              *
Peter Sjostrand (6)(11)                                                  20,947              *
Geoffrey Guy, M.D. (6)(12)                                               13,331              *
Norman A. Jacobs (6)(13)                                                      0              *
Mark Derus (6)(14)                                                       76,164            1.1%
Todd Leonard (6)(15)                                                     64,741              *
Peter Sadowski (6)(16)                                                   45,028              *
All directors and executive officers as a group (11 persons) (17)       576,458            7.8%

---------------------------
*  Less than 1%.
(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of March 26, 1997, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated.
(2) The address of J.P. Morgan & Co. Incorporated is 60 Wall Street, New York, NY 10260.
(3) The address of Ethical is Corpus Christi House, 9 West Street, Godmanchester, Huntingdon, Cambs., PE18 8HG, United Kingdom.
(4) Includes 2,284,845 shares of Common Stock issuable to Becton Dickinson upon the exercise of outstanding options and warrants. The address of Becton Dickinson is 1 Becton Drive, Franklin Lakes, NJ 07417.
(5) The address of Enskilda is c/o Skandinaviska Enskilda Banken, Jakobsbergsgatan 17, Box 16053, 103 21 Stockholm, Sweden. Enskilda is a wholly owned subsidiary of S-E-Banken Fonder AB.
(6) The director's or officer's address is 161Cheshire Lane, Suite100, Plymouth, MN 55441.
(7) Includes 133,284 shares of Common Stock issuable to Dr.Pass upon the exercise of outstanding options.
(8) Includes 38,846 shares of Common Stock issuable to Dr.Shapiro upon the exercise of outstanding options.
(9) Includes 13,330 shares of Common Stock issuable to Dr.Cosentino upon the exercise of outstanding options.
(10) Includes 15,995 shares of Common Stock issuable to Mr.Evanstad upon the exercise of outstanding options.
(11) Includes 13,330 shares of Common Stock issuable to Dr. Sjostrand upon the exercise of outstanding options.
(12) Dr. Guy is the Chairman and Chief Executive Officer and an approximately 11% shareholder of Ethical.
(13) Mr. Jacobs is the President of Becton Dickinson Transdermal Systems and of Advanced Injection Systems, both of which are divisions of Becton Dickinson.
(14) Includes 64,739 shares of Common Stock issuable to Mr.Derus upon the exercise of outstanding options.
(15) Includes 64,741 shares of Common Stock issuable to Mr.Leonard upon the exercise of outstanding options.
(16) Includes 45,028 shares of Common Stock issuable to Mr. Sadowski upon the exercise of outstanding options.
(17) Includes 389,293 shares of Common Stock issuable to all directors and executive officers as a group upon the exercise of outstanding options.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Chief Executive Officer and the three other most highly compensated executive officers (the "Named Executive Officers") as of the year ended December 31, 1996 for services in all capacities as well as compensation earned by such person for the previous two fiscal years (if the person was an executive officer during any part of such fiscal year):



                           SUMMARY COMPENSATION TABLE

                                                                            Long-Term
                                            Annual Compensation            Compensation
                                    ------------------------------------  --------------
       Name and                                            Other Annual        Stock
      Principal            Fiscal    Salary     Bonus      Compensation       Options        All Other
       Position             Year      ($)        ($)          ($)(1)            (#)        Compensation
----------------------    --------  --------  ---------   --------------  --------------  --------------

Franklin Pass, M.D.,        1996    192,500     57,500        7,967          131,425         1,200(2)
 Chairman, President        1995    175,000         --        5,174           45,697            --
 and Chief Executive        1994    150,000     20,000        3,879               --            --
 Officer

Mark Derus, Vice            1996     98,450     33,950           --           45,617            --
 President, Finance,        1995     89,500         --           --           22,819            --
 Chief Financial            1994     82,500         --           --               --            --
 Officer and Secretary

Todd Leonard, Vice          1996    107,280     14,745           --           40,117            --
 President, Business        1995     85,500     12,000           --           34,274            --
  Development               1994     72,500     21,000           --           11,425            --

Peter Sadowski, Vice        1996     98,450     18,950        4,700           34,617            --
   President, Product       1995     89,500         --           --           19,041            --
   Development              1994     85,000         --           --           27,419            --

----------------------------
(1) Represents premiums paid for disability and life insurance policies with coverage limits in excess of those provided under the Company's employee insurance policy.
(2) Implied compensation associated with a grant of 19,040 shares of Common
    Stock.

                                 STOCK OPTIONS

Option Grants During 1996

The following table sets forth individual grants of stock options made to the Named Executive Officers during the year ended December 31, 1996:

                                                                        Potential Realizable
                                                                          Value at Assumed
                                  Percent of                                Annual Rates
                   Number of     Total Options    Exercise                 of Stock Price
                   Securities     Granted to      Price or                  Appreciation
                   Underlying      Employees        Base                 for Option Term(3)
                    Options         During       Price/sh.   Expiration  ------------------
    Name          Granted(#)     the Year(%)        ($)         Date        5%($)    10%($)
--------------   -------------  --------------  ----------- ------------ ---------- --------
Franklin Pass     120,000 (1)       33.3%          5.00       10/22/06    376,800   955,200
                   11,425 (2)        3.2%          3.94       01/01/06     28,334    71,749

Mark Derus         38,000 (1)       10.5%          5.00       10/22/06    119,320   302,480
                    7,617 (2)        2.1%          3.94       01/01/06     18,890    47,835

Todd Leonard       32,500 (1)        9.0%          5.00       10/22/06    102,050   258,700
                    7,617 (2)        2.1%          3.94       01/01/06     18,890    47,835

Peter Sadowski     27,000 (1)        7.4%          5.00       10/22/06     84,780   214,920
                    7,617 (2)        2.1%          3.94       01/01/06     18,890    47,835

---------------------------
(1) Incentive stock option granted pursuant to the Company's 1996 Incentive and Stock Option Plan on October 27, 1996. Such options vest in five equal installments on October 22 of each of 1997, 1998, 1999, 2000 and 2001.
(2) Incentive stock option granted pursuant to the Company's 1996 Incentive and Stock Option Plan on March 14, 1996. Such options vests as to all shares on December 31, 1996.
(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices.

Aggregated Option Exercises in 1996 and Year End Option Values

The following table provides information concerning stock option exercises and the value of unexercised options at December 31, 1996 for the Named Executive
Officers:

                                                 Number of                     Value of
                   Shares                  Securities Underlying              Unexercised
                  Acquired                      Unexercised              In-The-Money Options
                     on        Value      Options at Year End(#)           at Year End($)(1)
                  Exercise   Realized  ----------------------------- -----------------------------
      Name          (#)        ($)      Exercisable   Unexercisable   Exercisable   Unexercisable
--------------   ---------- ---------  ------------- --------------- ------------- ---------------
Franklin Pass        0          0         133,284        120,000        192,232             0

Mark Derus           0          0          64,739         38,000         87,510             0

Todd Leonard         0          0          64,741         32,500         66,950             0

Peter Sadowski       0          0          45,028         36,049         42,847        17,917

------------------------
(1) The dollar values shown are calculated by determining the difference between the fair market value of the Common Stock underlying the option at year end (equal to $3.63 at December 31, 1996) and the exercise price of the options at year end.

Performance Graph

The graph below provides an indication of cumulative total shareholder returns ("Total Return") for the Company as compared with the Nasdaq Composite Index and the Nasdaq Non-Financial Stock Index weighted by market value at each measurement point.

This graph covers the period beginning October 3, 1996, when the Company's Common Stock was first traded on the Nasdaq National Market, through December 31, 1996. The graph assumes $100 was invested in each of the Company's Common Stock, the Nasdaq Composite Index and the Nasdaq Non-Financial Stock Index on October3, 1996 (based upon the closing price of each). Total Return assumes reinvestment of dividends.

                             [GRAPH APPEARS HERE]







                                         October 3  December 31
                                         ---------  -----------
Medi-Ject                                  $100.00      $ 69.05
Nasdaq Composite Index                      100.00       104.42
Nasdaq Non-Financial Stocks                 100.00       103.32

                            APPOINTMENT OF AUDITORS
                           (Item 2 on the Proxy Card)

At the meeting, a vote will be taken by the Board of Directors on a proposal to ratify the appointment of KPMG Peat Marwick LLP ("KPMG") as independent auditors of the Company for the year ending December 31, 1997. KPMG has audited the Company's financial statements since 1995.

A representative of KPMG is expected to be present at the Annual Meeting to make a statement if he or she so desires and to respond to appropriate questions.
The affirmative vote of a majority of the outstanding shares of the Company's Common Stock, represented in person or by proxy at the Annual Meeting, is necessary to ratify the appointment of KPMG as independent auditors of the Company.

The affirmative vote of a majority of the outstanding shares of the Company's Common Stock, represented in person or by proxy at the Annual Meeting, is necessary for approval of the selection of KPMG Peat Marwick LLP as independent auditors for the Company. The Board of Directors recommends a vote FOR the above proposal to select KPMG Peat Marwick LLP as independent auditors for the Company.


                    INCREASE OF SHARES AUTHORIZED UNDER THE
                      1996 INCENTIVE AND STOCK OPTION PLAN
                           (Item 3 on the Proxy Card)

On February 21, 1997, the Board of Directors approved an amendment to the 1996 Plan, subject to shareholder approval, to increase the number of shares of Common Stock authorized for issuance thereunder from 500,000 shares to 1,200,000 shares.

As of December 31, 1996, the Company had issued and outstanding options to purchase 351,000 shares of Common Stock under the 1996 Plan. On February 21, 1997, the Company granted to Dr. Pass, CEO, an option to purchase 400,000 shares of Common Stock at an exercise price of $5.38 per share pursuant to his employment agreement with the Company, dated January 1, 1997. This option will be issued under the 1996 Plan if this proposal to amend the 1996 Plan to increase the number of shares available thereunder is approved by the shareholders at the Annual Meeting. This option was granted to Dr. Pass in order to provide him with an additional incentive to add shareholder value to the Company. One twenty-fourth (1/24) of this option will vest immediately upon the date of grant and the remainder of the option will vest in equal monthly installments over the forty-six-month period following the date of grant.

The Board of Directors believes that stock option grants under the 1996 Plan are an important element in attracting and retaining highly skilled and qualified employees and officers, and, furthermore, that stock option grants are highly effective in aligning the interests of management with those of the shareholders. Therefore, the Board of Directors believes that it is desirable to amend the 1996 Plan to authorize an additional 700,000 shares of Common Stock to be available in order to permit the option grant to Dr. Pass described above to be issued under the 1996 Plan and to provide for future option grants to employees, officers and directors.

1996 Plan

On July 9, 1996, the Board of Directors adopted, and on July 25, 1996, the shareholder approved, the 1996 Plan. The purpose of the 1996 Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees and directors capable of contributing to the growth and success of, and providing strategic direction to, the Company, and by offering such employees and directors an opportunity to acquire a proprietary interest in the Company, thereby providing them with incentives to put forth maximum efforts for the success of the Company's business and aligning the interests of such employees and directors with those of the Company's shareholders. The following is a description of the material terms and conditions of the 1996 Plan.

The 1996 Plan is administered by the board of Directors. A total of 500,000 shares of Common Stock currently are available and reserved for issuance upon the exercise of options granted under the 1996 Plan. Full and part-time employees, members of the Board of Directors, consultants and independent contractors providing valuable services to the Company or any eligible affiliate of the Company are eligible to receive awards under the 1996 Plan. Awards may be either incentive stock option ("Incentive Stock Options"), which comply with
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options ("Nonqualified Stock Options"); provided, however, that Incentive Stock Options may only be granted to employees and may not have a term greater than 10 years.

The Board of Directors has the power to determine the number of shares to be covered by awards under the 1996 Plan, determine the terms and conditions of an award, amend the terms of an award, interpret and administer the 1996 Plan and establish rules under the 1996 Plan. The exercise price of each Incentive Stock Option granted under the 1996 Plan shall not be less than the fair market value of the Common Stock on the date the option is granted. Under the 1996 Plan, the Board of Directors may permit participants receiving or exercising options, subject to the discretion of the Board of Directors and upon such terms and conditions as it may impose, to surrender shares of Common Stock (either shares received upon the receipt or exercise of the option or shares previously owned by the optionee) to the Company in payment of the exercise price thereunder or to satisfy federal and state tax obligations. in the event any dividend, distribution, recapitalization, stock split, merger, consolidation, or other event occurs that affects the Shares such that an adjustment is determined by the Board of Directors to be appropriate to prevent dilution or enlargement of benefits under the 1996 Plan, the Board may make such adjustments to awards under the 1996 Plan as it deems necessary to preserve the benefits intended under the 1996 Plan and such awards. Awards granted under the 1996 Plan are not transferable.

The 1996 Plan will expire on July 10, 2006, unless terminated earlier by the Board of Directors. No option may be granted after such termination, but termination of the 1996 Plan shall not, without the consent of the optionee, alter or impair any rights or obligations under any option previously granted.

The affirmative vote of a majority of the outstanding shares of the Company's Common Stock, represented in person or by proxy at the Annual Meeting, is necessary for approval of the amendment to the 1996 Plan. The Board of Directors recommends a vote FOR the proposal to increase the number of shares available under the 1996 Plan.


                                 OTHER MATTERS

Solicitation

The Company will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement, annual report and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses in doing so. Proxies are being solicited primarily by mail but, in addition, officers of the Company may solicit proxies personally by telephone or special letter but such persons will not receive extra compensation from the Company for doing so.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and ten percent shareholders are also required by the SEC's rules to furnish the Company with copies of all Section 16(a) reports they file.

Specific due dates for such reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file reports by such dates during 1996. Based solely on its review of the copies of such reports received by it or by written representations from certain reporting persons, the Company believes that during the year ended December 31, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and ten percent shareholders were complied with except that the initial ownership report for Ethical Holdings, plc was not filed on a timely basis.

Other Matters

The Board of Directors does not intend to present to the meeting any matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

The Company is including with this Proxy Statement its Annual Report to Shareholders for the year ended December 31, 1996, which includes an audited balance sheet as of that date and the related statements of earnings, cash flows and stockholders' equity, as well as other financial information relating to the Company, including Management's Discussion and Analysis of Financial Condition and Results of Operations. Shareholders may receive, without charge, a copy of the Company's 1996 Form 10-K Report as filed with the Securities and Exchange Commission by writing to Medi-Ject Corporation, 161 Cheshire Lane, Suite 100, Plymouth, Minnesota 55441, Attention: Chief Financial Officer.


                           PROPOSALS OF SHAREHOLDERS

The proxy rules of the Securities and Exchange Commission permit shareholders, after timely notice to issuers, to present proposals for shareholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action, and are not properly omitted by company action in accordance with proxy rules. The Company's annual meeting of shareholders for the year ending December 31, 1997 is expected to be held on or about May 15, 1998, and the proxy materials in connection with that meeting are expected to be mailed on or about April 4, 1998. Shareholder proposals for that meeting must be prepared in accordance with the proxy rules and received by the Company on or before December 11, 1997.

--------------------------------------------------------------------------------
PROXY
                             MEDI-JECT CORPORATION

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 15, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Franklin Pass, M.D. and Mark S. Derus as proxies, each with the power to appoint a substitute, and hereby authorizes them to present and to vote, as designated below, all shares of capital stock of the Company the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company, to be held on May 15, 1997, and at all adjournments thereof:

1. Election of Directors
   [_] FOR all nominees listed below (except as marked to the contrary below)
   [_] WITHHOLD AUTHORITY to vote for all nominees listed below
   To withhold authority to vote for any nominee, strike a line through the name in the list below:
                             For Term Expiring at
                             2000 Annual Meeting
                             Louis Cosentino, Ph.D.
                             Kenneth Evenstad

2. Proposal to ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors
   [_] FOR     [_] AGAINST     [_] ABSTAIN

3. Proposal to approve the amendment to increase the number of shares of Common Stock available for issuance under the 1996 Incentive and Stock Option Plan
   [_] FOR     [_] AGAINST     [_] ABSTAIN

             (continued, and to be dated and signed, on other side)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE ABOVE ITEMS.

                                           ------------------------------------
                                           Signature

                                           ------------------------------------
                                           Please print name

                                           ------------------------------------
                                           Signature if held jointly

                                           ------------------------------------
                                           Please print name

                                           Dated: _______________________, 1997
                                           INSTRUCTIONS: Please sign exactly
                                           as your name appears on the label
                                           affixed hereto. When shares are
                                           held by joint tenants, both should
                                           sign. When signing as attorney, ex-
                                           ecutor, administrator, trustee or
                                           guardian, please give full title as
                                           such. If a corporation, please sign
                                           in the full corporate name by an
                                           authorized officer. If a partner-
                                           ship, please sign in partnership
                                           name by authorized person.

  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY. A RETURN ENVELOPE IS
                         ENCLOSED FOR YOUR CONVENIENCE.
--------------------------------------------------------------------------------